Exhibit 5(a)

                            Lester H. Loble, II, Esq.
             Executive Vice President, General Counsel and Secretary
                            MDU Resources Group, Inc.
                               Schuchart Building
                             918 East Divide Avenue
                                  P.O. Box 5650
                        Bismarck, North Dakota 58506-5650

                                      March 7, 2003

MDU Resources Group, Inc.
Schuchart Building
918 East Divide Avenue
P.O. Box 5650
Bismarck, North Dakota  58506-5650

Ladies and Gentlemen:

          With reference to the Post-Effective Amendment No. 1 (the "Post-Effective") to the Registration Statement on Form S-3 (File No. 333-06127) (the "Registration Statement") to be filed on or about the date hereof with the Securities and Exchange Commission (the "Commission") by MDU Resources Group, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and sale of additional shares of its Common Stock, par value $1.00 per share (the "Shares"), and the Preference Share Purchase Rights appurtenant thereto (the "Rights"), pursuant to the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan"), it is my opinion that:

     1. The Company is a corporation validly existing under the laws of the state of Delaware and is duly qualified to do business as a foreign corporation in the states of Minnesota, Montana, North Dakota, South Dakota and Wyoming.

     2. Upon issuance and delivery of the Shares and the receipt by the Company of the consideration therefor, as set forth in the Plan, the Shares will be validly issued, fully paid and non-assessable.

     3. The issuance of the Rights has been validly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the Rights Agreement, dated as of November 12, 1998, between the Company and Wells Fargo Bank Minnesota N.A., as Rights Agent, will be validly issued and binding obligations of the Company.

     4. The Shares to be purchased in the open market are validly issued, fully paid and non-assessable, and the Rights attached thereto are validly issued and binding obligations of the Company.



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MDU Resources Group, Inc.
March 7, 2003
Page 2


          In rendering the opinion set forth in paragraph "2" above, I have necessarily assumed that the appropriate authorizations by the Federal Energy Regulatory Commission, the Montana Public Service Commission and the Public Service Commission of Wyoming with respect to the issuance and sale by the Company of the Shares beyond the 3,273,273 shares approved in 1996 for the Plan will be obtained and that the 1996 authorizations and such additional authorizations remain, or will be, as the case may be, in full force and effect.

          I am a member of the North Dakota and Montana Bars and do not hold myself out as an expert on the laws of the States of Minnesota, Wyoming or South Dakota, but I have made a study through counsel located in such jurisdictions or otherwise of the laws of such jurisdictions insofar as such laws are involved in the conclusions expressed in this opinion. Except with respect to the opinion set forth in paragraph "1" above, insofar as the opinions expressed herein relate to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws, or the federal laws of the United States of America, I have relied on the opinion of even date herewith of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to the Company, which opinion is to be filed as an exhibit to the Post-Effective Amendment.

          I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment and to the use of my name, as counsel, therein. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                      Very truly yours,

                                      /s/ Lester H. Loble, II

                                      Lester H. Loble, II
                                      Executive Vice President, General Counsel
                                        and Secretary